Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Names James Standen Chief Financial Officer
OVERLAND PARK, Kan. (Aug. 3, 2017) – Compass Minerals (NYSE:CMP) today announced the appointment of James “Jamie” Standen to the position of chief financial officer effective immediately. Standen had been serving as interim CFO and treasurer since April 25, 2017.
“After undergoing a thorough external and internal search, I am delighted to have Jamie assume this key role at Compass Minerals on a permanent basis. During his time as interim CFO, he has made critical contributions to our senior leadership team and proven to be a valuable strategic partner to our businesses,” stated Fran Malecha, Compass Minerals president and CEO. “In addition to his strong financial management and leadership skills, Jamie brings to this position a broad and deep knowledge of our company and the markets in which we operate. I am confident Jamie will play an important role in advancing the company’s growth strategy, while maintaining a disciplined approach to capital allocation.”
Standen joined Compass Minerals in 2006 as assistant treasurer and has held positions of increasing responsibility since that time, including vice president, finance and treasurer before his interim CFO appointment. Prior to joining Compass Minerals, Standen spent six years in various finance roles at Kansas City Southern. He holds a Bachelor of Science in accounting with an emphasis in finance from the University of Kansas.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015 and 2016, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the

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company’s Annual and Quarterly Reports on Forms 10-K and 10-Q. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Investor Contact	Media Contact
Theresa Womble	Tara Hart
Director of Investor Relations and Assistant Treasurer	Manager of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com